Max Maxfield, WY Secretary of State
FILED: 10/01/2010 01:19 PM
Original ID: 2006-000514772
Amendment ID: 2010-000895059

ARTICLES OF AMENDMENT
(BY SHAREHOLDERS)

Wyoming Secretary of State
The Capitol Building, Room 110
200 W. 24th Street
Cheyenne, WY 82002-0020

Phone (307) 777-7311/7312
Fax (307) 777-5339
E-mail: corporations@state.wy.us

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1. The name of the corporation is: OSPREY VENTURES, INC.

2. Article 1 is amended as follows:

   Corporate Name: All American Gold Corp.

   Article 4 is amended as follows:

   Authorized Capital: The amount of the total authorized capital stock of the corporation is Eight Hundred Thousand Dollars ($800,000.00) consisting of Eight Hundred Million (800,000,000) shares of common stock of the par value of $0.001 each. Each share shall be entitled to the same voting, dividend and liquidation rights.

3. The amendment was adopted on September 10, 2010, by the shareholders.

4. The designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the amendment: 9,040,000 Common shares; and the number of votes of each voting group indisputably represented at the meeting: 5,000,000.

5. Either the total number of votes cast for and against the amendment by each voting group entitled to vote separately on the amendment **OR** the total number of undisputed votes cast for the amendment by each voting group: 5,000,000 undisputed votes cast for the amendment.

6. The number of votes cast for the amendment by each voting group was sufficient for approval by that voting group.

7. If the amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

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Date: 9-10-10

Signed: [signature] MA Cheng JI

Title: President

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Filing Fee: $50.00

Instructions:

1. The document may be executed by the Chairman of the Board, President or another of its officers.

2. The document shall be accompanied by one (1) exact or photo copy.